Exhibit 99.a(2)

CERTIFICATE OF AMENDMENT

OF

PW TREE FUND, L.L.C.

           1.       The name of the limited liability company is PW Tree Fund, L.L.C.

           2.       The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is PW Cottonwood Fund, L.L.C.

           3.       This Certificate of Amendment shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PW Tree Fund, L.L.C. this 14th day of February, 2001.

AUTHORIZED PERSON: By: /s/Daniel Archetti Daniel Archetti